Exhibit 99

Trico Marine Reports Full Year 2002 and Fourth Quarter Results

 HOUSTON, Feb. 18 /PRNewswire-FirstCall/ -- Trico Marine Services, Inc. (Nasdaq: TMAR ) today announced a net loss for the fourth quarter ended December 31, 2002 of $14.4 million, or $(0.40) per share (diluted), after an extraordinary item, on revenues of $35.2 million. The net loss for the 2002 fourth quarter includes an extraordinary charge of $102,000 resulting from the early extinguishment of debt and a non-cash charge of $5.2 million due to an asset write-down. This compares to a net loss of $884,000, or $(0.02) per share (diluted), on revenues of $41.7 million for the fourth quarter last year.

The non-cash charge of $5.2 million is due to the write-down of the book value of two vessels. The Company stated these vessels are special-purpose towing vessels, with limited capabilities as conventional supply vessels. The write down was in response to market conditions for these vessels.

For the fiscal year ended December 31, 2002, the Company reported a net loss of $68.0 million, or $(1.87) per share (diluted), after extraordinary items, on revenues of $133.9 million. The loss for 2002 includes non-cash charges totaling $27.9 million, and extraordinary items of $11.0 million. The non-cash charge of $27.9 million in 2002 is due to the previously announced establishment of a $22.7 million valuation allowance against the Company's deferred tax assets, and the $5.2 million asset write-down. The extraordinary item of $11.0 million is due to the early retirement of debt, including the retirement of the Company's 8 1/2% senior notes. This compares to a net loss of approximately $6.9 million, or $(0.19) per share (diluted), on revenues of $182.6 million for 2001. The net loss for 2001 includes a non-cash charge of $24.3 million, before taxes, due to the write-down of the book value of eight vessels.

Since establishing the above-noted deferred tax asset valuation allowance, the Company has not recognized for financial reporting purposes any tax benefits from its operating loss.

Day rates for the Company's Gulf class supply boats averaged $5,177 with utilization of 56% in the fourth quarter 2002, compared to $6,568 with utilization of 59% in the fourth quarter last year. North Sea day rates averaged $12,483 with utilization of 86% in the fourth quarter of 2002, compared to $13,127 with utilization of 92% for the 2001 fourth quarter. Crew and line handlers averaged $2,600 with utilization of 74% in the fourth quarter of 2002 compared to $2,812 with utilization of 74% in the fourth quarter last year. Direct vessel operating expenses increased in the fourth quarter 2002 to $22.4 million, compared to $20.7 million for the fourth quarter 2001, due primarily to the addition of two new platform supply vessels and two new crew boats in 2002, increases in labor costs and insurance expenses, and the decline of the U.S. dollar versus the Norwegian Kroner.

"We continue to see low utilization of our fleet in the Gulf of Mexico. We are however pleased with our ability to maintain prices through this difficult market and are optimistic about our prospects later in 2003 due to strong commodity prices, and our intention to increase our presence in international markets," said Thomas E. Fairley, President and Chief Executive Officer. "We experienced the traditional seasonal slowdown in the North Sea towards the end of the quarter and anticipate it continuing through the first quarter of 2003. We do however believe activity will rebound later this year as more rigs go to work and as the construction season begins in the North Sea. In the fourth quarter, we took delivery of the second of two new PSVs we built in the North Sea and two of the three new deepwater crew boats. The third and final crew boat should commence operations in March 2003," added Fairley.

Trico Marine provides marine support services to the oil and gas industry, primarily in the Gulf of Mexico, the North Sea, Latin America and West Africa. The services provided by the Company's diversified fleet of vessels include the marine transportation of drilling materials, supplies and crews and support for the construction, installation, and maintenance and removal of offshore facilities.

Certain statements in this press release that are not historical fact may be "forward-looking statements." Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks and uncertainties beyond the control of the Company that could cause actual events to differ materially from those expressed or implied by such statements. A description of risks and uncertainties attendant to Trico Marine Services, Inc. and its industry and other factors which could affect the Company's financial results are included in the Company's Securities and Exchange Commission filings.

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited for 2002) (In thousands, except share and per share amounts)

		Three months Ended December 31,		Twelve months Ended December 31,
		2002	2001	2002	2001

Revenues:		$35,216	$41,701	$133,942	$182,625

Operating expenses:
Direct vessel operating
expenses and other		22,353	20,677	84,101	82,144
Asset writedown		5,200	---	5,200	24,260
General and administrative		4,042	3,881	15,077	13,593
Loss (gain) on sale
of assets, net		(3)	21	(454)	(937)
Amortization of marine
inspection costs		2,335	3,428	10,225	13,424
Depreciation and
amortization expense		8,514	7,987	31,870	32,888
		42,441	35,994	146,019	165,372
Operating income (loss)		(7,225)	5,707	(12,077)	17,253
Amortization of deferred
financing costs		198	349	1,127	1,366
Interest expense		7,927	6,357	28,432	26,232
Other expense (income), net		(1,396)	32	794	(105)
Loss before taxes and
extraordinary items		(13,954)	(1,031)	(42,430)	(10,240)
Income tax expense (benefit)		393	(147)	14,550	(3,317)
Loss before extraordinary
items		(14,347)	(884)	(56,980)	(6,923)
Extraordinary items		(102)	---	(10,998)	---
Net loss	$	(14,449) $	(884) $	(67,978) $	(6,923)

Basic and Diluted loss
per common share:
Loss before
extraordinary items	$	(0.40) $	(0.02) $	(1.57) $	(0.19)
Extraordinary items		(0.00)	---	(0.30)	---
Net loss	$	(0.40) $	(0.02) $	(1.87) $	(0.19)
Average common shares
outstanding		36,267,118	36,254,335	36,260,993	36,250,604

Shareholders' Equity		$295,326	$291,726	$295,326	$291,726

Average Day Rates:
Supply		$5,177	$6,568	$5,575	$7,043
Supply /Anchor
Handling (N. Sea)		12,483	13,127	$11,641	11,884
Crew/line handling		2,600	2,812	2,654	2,714

Utilization:
Supply		56%	59%	53%	69%
Supply /Anchor
Handling (N. Sea)		86%	92%	89%	93%
Crew/line handling		74%	74%	67%	78%

Average no. of Vessels:
Supply		48.0	48.0	48.0	52.5
Supply/Anchor
Handling (N. Sea )		20.0	18.0	18.8	18.0
Crew/line handling		16.7	20.0	17.3	20.5